Exhibit 10.2

Zep Inc.

Performance Stock Unit Award Agreement

THIS AGREEMENT has been presented by Zep Inc., a Delaware corporation, (the “Company”) to                               , an employee of the Company (“Grantee”) as of                                  (the “Grant Date”) subject to Grantee’s acceptance of this Agreement in accordance with Section 1.2 of this Agreement.

WHEREAS, the Company maintains the Amended and Restated Zep Inc. 2010 Omnibus Incentive Plan (the “Plan”), and Grantee has been selected by the Committee to receive a Performance Stock Unit Award under the Plan subject to the terms and conditions of the Plan and this Agreement;

WHEREAS, Grantee desires to accept the Performance Stock Unit Award proposed by the Committee subject to the terms and conditions of the Plan and this Agreement.

1.                                      Award

1.1                               Grant.  Effective as of the Grant Date, but subject to Grantee’s acceptance of this award pursuant to Section 1.2 below, the Company hereby awards to Grantee the number of performance stock units set forth on, and determined in accordance with, Exhibit A, attached to and made a part of this Agreement (the “Performance Stock Units”), all subject to the terms and conditions set forth in this Agreement and in the Plan.

1.2                               Acceptance by Grantee.  This Performance Stock Unit award is conditioned upon Grantee’s acceptance of all of the terms and conditions set forth in this Agreement and the Plan, as evidenced by Grantee’s electronic acceptance of this Agreement during the time period allowed by the Committee.  If all of the terms and conditions of this Agreement are not so timely accepted by Grantee, the Performance Stock Units awarded pursuant to this Agreement shall be cancelled by the Committee.

1.3                               Plan Terms and Conditions.  This Agreement shall be construed in accordance with, and shall be subject to, the provisions of the Plan (the provisions of which are incorporated into this Agreement by this reference) and, except as otherwise expressly set forth in this Agreement, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.  In the event that any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

2.                                      Performance Stock Unit

2.1                               Description.  A Performance Stock Unit is an accounting unit which represents the opportunity for Grantee to receive for each Performance Stock Unit one share of Common Stock or a cash amount equal to the Fair Market Value of one share of Common Stock.  The Committee may, in its discretion determine whether  the requirements set forth in this Agreement for the receipt of stock or cash have been  satisfied, and whether Grantee will receive stock or cash.

2.2                               Cash Payment.  If the Committee determines that Grantee will receive cash for a Performance Stock Unit (a “Cash Payment”), the cash for each Performance Stock Unit which vests pursuant to Section 3 will equal  the Fair Market Value of a share of Common Stock on (a)  the vesting date set forth in Exhibit A (the “Vesting Date”) if the payment is based on the achievement of a performance goal under Exhibit A; (b)  the date that Grantee has a separation from service if the payment is made pursuant to Section 3.2,  or (c)  the effective date of a Change in Control if the payment is made pursuant to Section 3.3.  A Cash Payment may be rounded to the nearest whole dollar.

2.3                               Performance Goal.  The performance goal for the Performance Stock Units is set forth in Exhibit A.  As set forth on Exhibit A, there are “Threshold,” “Target” and “Maximum” levels of achievement of the performance goal each of which results in a different number of Performance Stock Units being granted hereunder.  If the Company’s performance fails to reach the “Threshold” performance level as set forth on Exhibit A, no Performance Stock Units will be earned hereunder, and Grantee will no longer have the right to receive any shares of Common Stock or a Cash Payment with respect to the this award.

3.                                      Timing of Payment

3.1                               General Rule.  As soon as administratively feasible after end of the Performance Period set forth in Exhibit A (the “Measurement Date”), the Committee shall certify the level of achievement of the Performance Goal.  Thereafter, subject to Sections 3.2, 3.3 and 3.4, Grantee will be entitled to receive a number of shares of Common Stock or a Cash Payment, as determined by the Committee.  The Committee shall cause the Company to issue shares of Common Stock or make a Cash Payment to, or on behalf of, Grantee pursuant to this Section 3.1 at a time determined by the Committee, which in no event shall be later than two and a half months after the end of the calendar year in which the Performance Period ends.

3.2                               Subject to Section 3.3 and Section 3.4, if Grantee fails for any reason whatsoever to be continuously employed by the Company from the Grant Date through the Vesting Date, Grantee’s Performance Stock Units shall, unless otherwise determined by the Committee, automatically be cancelled and Grantee shall not receive any shares of Common Stock or Cash Payment with respect to Grantee’s Performance Stock Units.

3.3                               Death or Disability.  If Grantee’s continuous employment after the Grant Date is interrupted before the Vesting Date as a result of a “separation from service” (within the meaning of Section 409A of the Code) with the Company by reason of Grantee’s death or Disability, (a) Grantee’s Performance Stock Units shall cease to be subject to a risk of forfeiture under Section 3.1, (b) the Committee shall treat the date of Grantee’s separation from service as the Vesting Date with respect to Grantee’s Performance Stock Units, (c) the Committee shall deem the applicable performance goal to have been met at the “Target Level” of achievement as set forth in Exhibit A, and (d) the Committee shall cause the Company to issue shares of Common Stock or make a Cash Payment to, or on behalf of, Grantee at the “Target Level” of achievement at a time picked by the Committee which is no event later than thirty (30) days after the Grantee’s separation from service.

3.4                               Change in Control.  If there is a Change in Control within the meaning of Section 409A of the Code before the Vesting Date and Grantee has been continuously employed from the Grant Date to the effective date of such Change in Control, (a) Grantee’s Performance Stock Units shall cease to be subject to a risk of forfeiture under Section 3.1, (b) the Committee shall treat the effective date of such Change in Control as the Vesting Date with respect to Grantee’s Performance Stock Units, (c) the Committee shall deem the performance goal to have been met at the “Target Level” of achievement as set forth in Exhibit A, and (d) the Committee shall cause the Company to issue shares of Common Stock or make a Cash Payment to Grantee at the “Target Level” of achievement at a time picked by the Committee which in no event shall be later than thirty (30) days after the effective date of such Change in Control.

4.                                      Shareholder Rights and Dividend Equivalents

4.1                               Shareholder Rights.  Grantee shall have no rights as a shareholder of the Company unless, and until, shares of Common Stock are actually issued to Grantee pursuant to this Agreement, in which event Grantee’s rights as a shareholder shall only relate to periods which begin on or after the date the shares of Common Stock are actually issued to Grantee.

4.2                               Dividend Equivalents.  If shares of Common Stock are issued or Cash Payment is made to or on behalf of Grantee under Section 3, a cash payment shall be made at the same time to or on behalf of Grantee equal to (a) the sum of the dividends actually paid with respect to a share of Common Stock during the period which starts on the Grant Date and ends on (1) the Vesting Date if the issuance or payment is based on the achievement of a performance goal under Section 3.1, (2) the date that Grantee has a separation from service if the issuance or payment is made pursuant to Section 3.2 or (3) the effective date of a Change in Control if the issuance or payment is made pursuant to Section 3.3 times (b) the number of shares of Common Stock issued or, if a Cash Payment is made, the number of shares of Common Stock which would have been issued but for the Committee’s decision to make a Cash Payment.

5.                                      Miscellaneous

5.1                               Employment by Affiliates.  For purposes of this Agreement, employment with any Affiliate of the Company shall be treated as employment with the Company.

5.2                               Death.  If shares of Common Stock are to be issued or a Cash Payment is to be made after Grantee’s death, the shares of Common Stock shall be issued or the Cash Payment shall be made to the Grantee’s surviving spouse or, if there is no surviving spouse, to the Grantee’s estate.

5.3                               Assignment.  Grantee’s rights under this Agreement are personal to Grantee.  Grantee shall not have the right to assign or otherwise transfer Grantee’s right to any person and any attempt to do so shall be null and void and shall not be recognized by the Company.

5.4                               General and Unsecured Creditor Status.  Grantee’s status with respect to the issuance of shares of Common Stock or the Cash Payment under this Agreement shall be no more than the status of a general and unsecured creditor of the Company.

5.5                               Material Business Event.  If the Committee determines that there has been a Material Business Event (as defined in the Plan), the Committee may take any of the actions contemplated under Section 14 of the Plan to make an adjustment with respect to the number of Grantee’s Performance Stock Units.

5.6                               Investment Representation Letter.  The Company reserves the right to require Grantee to sign an investment representation letter prepared by the Company as a condition to the transfer of any Shares of stock to Grantee.

5.7                               No Registration.  Grantee acknowledges that the Performance Stock Units, or shares of Common Stock issued in connection with the Performance Stock Units, may not be registered under the federal or any state or foreign securities laws, that there may be additional transfer restrictions on the shares issued to Grantee and, further, that the Company is not undertaking any obligation to register any shares issued pursuant to this Agreement under any federal, state or foreign securities laws or to qualify such securities for resale under the applicable foreign jurisdictions’ securities legislation.

5.8                               Tax Withholding.  The issuance of shares of Common Stock or the Cash Payment pursuant to this Agreement shall be subject to all applicable tax withholdings, and such withholdings shall be made in any manner which the Committee deems appropriate under the circumstances.

5.9                               Grantee Bound by the Plan.  Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions of the Plan.

5.10                        Modification of Agreement.  This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions hereof may be waived in accordance with the provisions of Section 17.3 of the Plan.

5.11                        Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

5.12                        Governing Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Delaware of the United States of America without giving effect to the conflicts of laws principles thereof.

5.13                        Successors in Interest.  This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise.  This Agreement shall inure to the benefit of Grantee’s legal representatives.  All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, personal representatives, executors, administrators, and successors.

5.14                        Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee.  Any determination made under this Section 5.14 shall be final, binding, and conclusive on Grantee and the Company for all purposes.

Grantee’s electronic signature as follows evidences Grantee’s acceptance of all of the terms and conditions of this Agreement and the Plan as of the Grant Date.

Accepted by Grantee:

Exhibit A

 [Entire Exhibit is Updated for RONA]

Performance Goal for Performance Stock Unit Award

Award Number:

Grant Date:

Target Share Units:

Performance Period:	September 1, 2014 through August 31, 2017

Measurement Date:	August 31, 2017

Vesting Date:	The later of the date on which the Committee certifies the achievement level of the Performance Goal after the Measurement Date or the third anniversary of the Grant Date ( )

Performance Goal:

The achievement of a level of return on net assets (RONA) (the Achievement Level) between the Threshold and Maximum shown in the table below. Final performance will be measured against the payout curve as of the Measurement Date.  The number of shares you will receive will be calculated by multiplying your Target Share Units by the Payout % between 0% and 200%.  The exact Payout % will be determined by linear interpolation of the Achievement Level of the performance metric between the Threshold, Target and Maximum.   The following table shows the Achievement Level at Threshold, Target and Maximum.

Performance	Threshold	Target	Maximum
Measure	0% Payout	100% Payout	200% Payout
RONA	<10.0%	17.0%	22.0%

The calculation of the final RONA performance measure has been defined to take into consideration fluctuations in RONA throughout the three-year performance period.  RONA will be calculated at the end of each fiscal year using the following formula:

Profit Before Tax (PBT)
Net Working Capital(1) + Net Fixed Assets(2)

(1)         Net Working Capital (Current Assets - Current Liabilities) will be an average of beginning and ending values for each fiscal year.

(2)         Net Fixed Assets (Property, Plant and Equipment + Building and Leaseholder Improvements + Machinery and Equipment — Accumulated Depreciation) will be an average of the beginning and ending values for each fiscal year.

Each one-year result will be weighted at 20% and the average over the entire three-year period will be weighted at 40%.

At the Compensation Committee’s discretion, the Company’s calculated RONA as of the Measurement Date may be adjusted to derive RONA for purposes of determining the number of Performance Stock Units earned under this award.  Such adjustments may be added to or deducted from calculated RONA to obtain a measure more reflective of normal operations and may, at the Committee’s discretion, include one or more of the following:  restructuring charges; reductions-in-force; the effect of changes in accounting principles and tax laws; gains or losses on asset sales; discontinued operations; acquisitions; the effect of dispositions or divestitures; foreign currency fluctuations; equity adjustments; and extraordinary, unusual or non-recurring gains or losses realized other than in the ordinary course of business which may distort results.

Payout Example:

A payout example assuming an award of 100 Target Share Units, as well as its point on the payout curve follows.

	Calculated RONA	Payout %	Weighting	Actual Shares Earned
Year 1	17.0%	100%	20%	20
Year 2	17.0%	100%	20%	20
Year 3	20.0%	160%	20%	32
3-Year Average	18.0%	120%	40%	48
Actual Shares Received (assuming award of 100 target share units)				120